Exhibit 99.1

News Release

Enpro Reports Strong First Quarter 2025 Results

First Quarter 2025 Highlights
(All results reflect comparisons to prior-year period, unless otherwise noted)
(*Non-GAAP measure. See the attached schedules for adjustments and reconciliations of historical measures to GAAP measures)

•Sales of $273.2 million up 6.1%; organic sales up 6.0%

•GAAP net income of $24.5 million versus $12.5 million

•Operating income up 49%; operating margin expanded 440 basis points to 15.3%

•Adjusted EBITDA* up 16.1% to $67.8 million; adjusted EBITDA margin* up 210 bps to 24.8%
•AST sales up more than 9%; Sealing Technologies continued momentum with nearly 5% sales growth

•GAAP diluted earnings per share of $1.15, versus $0.59

•Adjusted diluted earnings per share* up 21.0% to $1.90 versus $1.57

•Maintain prior full-year 2025 guidance: Revenue growth in the low to mid-single-digit range, adjusted EBITDA* in the range of $262 million to $277 million and adjusted diluted earnings per share* in the range of $7.00 to $7.70 per share

•Strong balance sheet and free cash flow generation provide financial flexibility to drive organic growth initiatives and strategic acquisitions

CHARLOTTE, N.C., May 6, 2025 -- Enpro Inc. (NYSE: NPO) today announced its financial results for the quarter ended March 31, 2025

“Enpro's strong first quarter performance again highlights the resilience of the Enpro portfolio and reflects continued excellent execution amidst a dynamic macroeconomic backdrop," said Eric Vaillancourt, President and Chief Executive Officer. "AST grew organic sales more than 9% and expanded segment margins while continuing investments in growth initiatives. In Sealing Technologies, sales increased nearly 5% with improved profitability, as differentiated execution across the segment continues."

Mr. Vaillancourt continued, “Order rates remain positive as we enter the second quarter. At this time, based on a review of our product portfolio and supply chain, we believe the direct cost impact of the recently announced tariffs on Enpro will be minimal and manageable. While we continue to monitor the broader economic environment, our portfolio of leading-edge products and solutions, strong balance sheet and consistent free cash flow generation will enable us to maintain momentum as we drive long-term profitable growth and deliver exceptional financial results.”

Financial Highlights
(Dollars in millions except per share data)

	Three Months Ended March 31,
	2025	2024	Change
Net sales	$273.2	$257.5	6.1%
Net income	$24.5	$12.5	96.0%
Diluted earnings per share	$1.15	$0.59	94.9%
Adjusted net income*	$40.3	$33.1	21.8%
Adjusted diluted earnings per share*	$1.90	$1.57	21.0%
Adjusted EBITDA*	$67.8	$58.4	16.1%
Adjusted EBITDA margin*	24.8%	22.7%
*Non-GAAP measure. See the attached tables for adjustments and reconciliations of historical non-GAAP measures to comparable to GAAP measures. Because of the forward-looking nature of non-GAAP guidance measures, reconciliations of such measures are not presented. Such non-GAAP guidance measures are calculated in a manner consistent with the historical presentation of these measures in the attached tables.

First Quarter 2025 Consolidated Results

Sales of $273.2 million increased 6.1% compared to last year. Excluding the impacts of the AMI acquisition and foreign exchange translation, sales increased 6.0%. Strong demand in general industrial, aerospace, and food and pharma, strength in precision cleaning solutions and optical coatings markets and firm nuclear demand more than offset continued soft semiconductor capital equipment spending and commercial vehicle OEM demand.

Corporate expense of $11.3 million in the first quarter of 2025 decreased from $12.2 million last year. The decrease was primarily driven by lower restructuring costs and professional fees.

Net income was $24.5 million, compared to $12.5 million last year. Diluted earnings per share was $1.15, compared to $0.59 in the prior year. The year-over-year increase was driven primarily by stronger operating performance across both segments.
Adjusted net income* of $40.3 million increased 21.8% compared to the first quarter of 2024 and adjusted diluted earnings per share* increased 21.0% to $1.90, versus $1.57 last year.

Adjusted EBITDA* of $67.8 million, or 24.8% of total sales, increased 16.1% year-over-year driven primarily by stronger operating performance in both segments.

First Quarter 2025 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Technologies - Safeguarding environments with critical applications in diverse end markets —
Garlock, STEMCO, and Technetics Group

	Three Months Ended March 31,
(Dollars in millions)	2025	2024	Change
Sales	$179.6	$171.6	4.7%
Adjusted segment EBITDA	$58.7	$53.0	10.8%
Adjusted segment EBITDA margin	32.7%	30.9%

•Sales increased 4.7% versus the prior-year period. Excluding the addition of AMI and foreign exchange translation, sales increased 4.5% as strength in aerospace, general industrial, and food and pharma more than offset continued softness in the commercial vehicle OEM market.
•Adjusted segment EBITDA of $58.7 million was up 10.8% year-over-year, with adjusted segment EBITDA margin expanding 180 basis points. Excluding the contribution from AMI and foreign exchange translation, adjusted segment EBITDA increased 10.0%. The increase was driven primarily by volume improvement, favorable pricing and mix, and continuous improvement initiatives.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, cleaning and refurbishment solutions and innovative optical coatings and filter products — NxEdge, Technetics Semi, LeanTeq, and Alluxa

	Three Months Ended March 31,
(Dollars in millions)	2025	2024	Change
Sales	$93.8	$86.0	9.1%
Adjusted segment EBITDA	$20.5	$17.3	18.5%
Adjusted segment EBITDA margin	21.9%	20.1%

•Sales increased 9.1%. Growth in precision cleaning solutions and recovery in optical coatings and filter demand outpaced choppy wafer fab equipment demand.
•Adjusted segment EBITDA increased 18.5% and adjusted segment EBITDA margin expanded 180 basis points driven by sales growth, favorable mix and cost reductions, offset in part by increased expenses tied to growth initiatives.

Balance Sheet, Cash Flow and Capital Allocation

During the three months ended March 31, 2025, the company generated $21.0 million of cash flow from operating activities and $11.6 million of free cash flow, net of $9.4 million in capital expenditures. This compares to $6.3 million of cash flow from operating activities, or $(2.0) million of free cash flow, net of $8.3 million in capital expenditures, in the prior-year period. Strong operating results were the primary drivers of the year-over-year improvement. During the first quarter, the company paid a regular quarterly dividend of $0.31 per share, with dividend payments totaling $6.6 million for the three months ended March 31, 2025.

Enpro ended the first quarter with total debt of $636.4 million and cash and cash equivalents of $240.3 million.

Subsequent to quarter-end, on April 9, 2025, Enpro amended its existing credit agreement, set to mature in 2026, with a new revolving credit facility and repaid its remaining outstanding term loans under its existing credit agreement. The new credit agreement, which matures in 2030, provides the company with a revolving credit facility for borrowings up to $800 million. The previous credit facilities included a $400 million revolver, which was undrawn at March 31, 2025, and a term loan facility with an outstanding balance of $287 million at March 31, 2025. On May 1, 2025, borrowings of $230 million were outstanding under this extended and increased revolving credit facility.

Quarterly Dividend

Enpro declared a regular quarterly dividend of $0.31 per share on April 30, 2025. The dividend is payable on June 18, 2025 to shareholders of record as of the close of business on June 4, 2025.

2025 Guidance

Enpro maintains prior full-year 2025 guidance: Revenue growth in the low to mid-single-digit range, adjusted EBITDA* in the range of $262 million to $277 million and adjusted diluted earnings per share* in the range of $7.00 to $7.70 per share.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, May 6, at 8:30 a.m. Eastern Time to discuss first quarter 2025 financial results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference access code 13740582. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enpro.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Segment Operating Performance Measure

The segment profitability metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition expenses, restructuring costs, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Segment non-operating expenses and income, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the segment profitability metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted income from continuing operations, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full-year 2025 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, including the 2025 guidance and other statements that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by the company’s businesses and the businesses of its customers, some of which are cyclical and experience periodic downturns and may be affected by the imposition or threat of imposition of tariffs; the impact of geopolitical activity on those markets, including instabilities associated with the armed conflicts in Ukraine and in the Middle East region and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition, or threat of imposition, of government tariffs, including tariffs imposed in response to the significant tariffs announced by the U.S. government in 2025, including the broad tariffs announced in April 2025, and retaliatory tariffs announced in response thereto, such as those announced by the Chinese and Canadian governments; uncertainties with respect to the imposition of government embargoes and other trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which Enpro conducts business, could significantly increase the company’s cost of products or otherwise reduce its sales and harm its business; uncertainties with respect to prices and availability of raw materials, including as a result of instabilities from geopolitical conflicts and the imposition of tariffs; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets, including uncertainties with respect to receipt of CHIPS Act support and the timing of completion of the new Arizona facility; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact of any labor disputes; announcements by competitors of new products, services or technological innovations; changes in the company’s pricing policies or the pricing policies of its competitors; risks related to the reliance of the Advanced Surface Technologies segment on a small number of significant customers; uncertainties with respect to the company’s ability to identify and complete business acquisitions consistent with its strategy and to successfully integrate any businesses that it acquires; and uncertainties with respect to the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and discontinued operations of the company’s predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K report, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, impacts from future and pending acquisitions, dispositions and related transaction costs, restructuring costs and the impact of changes in foreign exchange rates, in each case subsequent to March 31, 2025, and any incremental impact on demands and costs arising from tariffs announced, or trade tensions arising, subsequent to May 5, 2025.

About Enpro Inc.

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and pharma, photonics and life sciences. Headquartered in Charlotte, North Carolina, Enpro is listed on the New York Stock Exchange under the symbol “NPO”. For more information, visit the company’s website at https://www.enpro.com.

Investor Contacts:	Joseph F. Bruderek
Executive Vice President and Chief Financial Officer

James M. Gentile
Vice President, Investor Relations
Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, North Carolina, 28209
Email:	investor.relations@enpro.com	www.enpro.com

# # # #

APPENDICES

Consolidated Financial Information and Reconciliations

Enpro Inc.
Consolidated Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2025 and 2024
(In Millions, Except Per Share Data)
	2025	2024
Net sales	$273.2	$257.5
Cost of sales	155.0	151.3
Gross profit	118.2	106.2
Operating expenses:
Selling, general and administrative	75.8	77.4
Other	0.6	0.8
Total operating expenses	76.4	78.2
Operating income	41.8	28.0
Interest expense	(9.2)	(10.3)
Interest income	1.2	2.1
Other expense	(1.5)	(5.5)
Income before income taxes	32.3	14.3
Income tax expense	(7.8)	(1.8)
Net income	$24.5	$12.5
Basic earnings per share	$1.16	$0.60
Average common shares outstanding	21.0	20.9
Diluted earnings per share	$1.15	$0.59
Average common shares outstanding	21.2	21.1

Enpro Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2025 and 2024
(In Millions)
	2025	2024
Operating activities
Net income	$24.5	$12.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6.0	5.9
Amortization	19.2	18.7
Promissory note reserve	—	4.5
Deferred income taxes	(0.6)	(0.6)
Stock-based compensation	3.3	2.9
Other non-cash adjustments	2.4	2.0
Change in assets and liabilities, net of effects of acquisition:
Accounts receivable, net	(27.1)	(14.7)
Inventories	3.3	0.6
Accounts payable	(3.3)	(7.7)
Other current assets and liabilities	(11.7)	(15.0)
Other non-current assets and liabilities	5.0	(2.8)
Net cash provided by operating activities	21.0	6.3
Investing activities
Purchases of property, plant and equipment	(8.0)	(8.2)
Payments for capitalized internal-use software	(1.4)	(0.1)
Acquisition, net of cash acquired	—	(208.9)
Other	—	0.2
Net cash used in investing activities	(9.4)	(217.0)
Financing activities
Proceeds from debt	—	39.5
Repayments of debt	(4.0)	(6.5)
Purchase of non-controlling interest	—	(17.9)
Dividends paid	(6.6)	(6.4)
Other	(2.7)	(2.5)
Net cash provided by (used in) financing activities	(13.3)	6.2
Effect of exchange rate changes on cash and cash equivalents	5.7	(1.4)
Net increase (decrease) in cash and cash equivalents	4.0	(205.9)
Cash and cash equivalents at beginning of period	236.3	369.8
Cash and cash equivalents at end of period	$240.3	$163.9
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4.3	$5.3
Income taxes, net of refunds	$6.6	$4.6

Enpro Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2025 and December 31, 2024
(In Millions)
	March 31,	December 31,
	2025	2024
Current assets
Cash and cash equivalents	$240.3	$236.3
Accounts receivable, net	144.2	115.9
Inventories	136.5	138.8
Prepaid expenses and other current assets	23.2	21.3
Total current assets	544.2	512.3
Property, plant and equipment, net	192.1	193.2
Goodwill	899.2	896.2
Other intangible assets	772.0	790.3
Other assets	99.1	99.5
Total assets	$2,506.6	$2,491.5

Current liabilities
Current maturities of long-term debt	$16.0	$16.0
Accounts payable	59.7	66.0
Accrued expenses	108.6	116.0
Total current liabilities	184.3	198.0
Long-term debt	620.4	624.1
Deferred taxes	125.8	126.9
Other liabilities	114.3	113.9
Total liabilities	1,044.8	1,062.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	321.2	319.4
Retained earnings	1,193.5	1,175.6
Accumulated other comprehensive loss	(51.9)	(65.4)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,461.8	1,428.6
Total liabilities and equity	$2,506.6	$2,491.5

Enpro Inc.
Segment Information (Unaudited)
For the Three Months Ended March 31, 2025 and 2024
(Dollars In Millions)

Sales
	2025	2024
Sealing Technologies	$179.6	$171.6
Advanced Surface Technologies	93.8	86.0
	273.4	257.6
Less: intersegment sales	(0.2)	(0.1)
	$273.2	$257.5

Net income	$24.5	$12.5

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	2025	2024
Sealing Technologies	$58.7	$53.0
Advanced Surface Technologies	20.5	17.3
	$79.2	$70.3

Adjusted Segment EBITDA Margin
	2025	2024
Sealing Technologies	32.7%	30.9%
Advanced Surface Technologies	21.9%	20.1%
	29.0%	27.3%

Reconciliation of Income, Net of Tax to Adjusted Segment EBITDA
	2025	2024
Net income	$24.5	$12.5
Income tax expense	(7.8)	(1.8)
Income before income taxes	32.3	14.3
Acquisition expenses	0.2	3.3
Amortization of the fair value adjustment to acquisition date inventory	—	1.7
Restructuring expense	0.7	0.5
Depreciation and amortization expense	25.2	24.6
Corporate expenses	11.3	12.2
Interest expense, net	8.0	8.2
Other expense, net	1.5	5.5
Adjusted segment EBITDA	$79.2	$70.3

Adjusted segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition expenses, restructuring expense, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

Corporate expenses include general corporate administrative costs. Non-operating expenses not directly attributable to the segments, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

Enpro Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Three Months Ended March 31, 2025 and 2024
(In Millions)
	2025
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$0.2	$—	$0.2
Restructuring expense	$—	$0.7	$0.7
Depreciation and amortization expense	$8.2	$17.0	$25.2

	2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$3.3	$—	$3.3
Amortization of the fair value adjustment to acquisition date inventory	$1.7	$—	$1.7
Restructuring expense	$0.5	$—	$0.5
Depreciation and amortization expense	$7.7	$16.9	$24.6

Enpro Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted Earnings Per Share (Unaudited)
For the Three Months Ended March 31, 2025 and 2024
(In Millions, Except Per Share Data)
	2025				2024
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Net income	$24.5	21.2	$1.15		$12.5	21.1	$0.59
Income tax expense	7.8				1.8
Income before income taxes	32.3				14.3

Adjustments from selling, general, and administrative:
Acquisition expenses	0.2				3.3
Amortization of acquisition-related intangible assets	19.1				18.6
Adjustments from other operating expense and cost of sales:
Restructuring expense	0.6				0.8
Amortization of the fair value adjustment to acquisition date inventory	—				1.7
Adjustments from other non-operating expense:
Environmental reserve adjustments	—				0.2
Costs associated with previously disposed businesses	0.3				0.3
Pension expense - non-service cost	0.8				—
Foreign exchange losses related to the divestiture of a discontinued operation[1]	0.4				0.5
Long-term promissory note reserve[2]	—				4.5
Adjusted income before income taxes	53.7				44.2
Adjusted income tax expense	(13.4)				(11.1)
Adjusted net income	$40.3	21.2	$1.90	3	$33.1	21.1	$1.57	3

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income and diluted earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare Enpro Inc. to other diversified industrial technology companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions, or other selected items.
Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 25.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. This intercompany note was settled in March 2025.
2We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected future credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.
3Adjusted diluted earnings per share, which amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

Enpro Inc.
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
For the Three Months Ended March 31, 2025 and 2024
(In Millions)
	2025	2024
Net income	$24.5	$12.5

Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	8.0	8.2
Income tax expense	7.8	1.8
Depreciation and amortization expense	25.2	24.6
Restructuring expense	0.6	0.8
Environmental reserve adjustments	—	0.2
Costs associated with previously disposed businesses	0.3	0.3
Acquisition expenses	0.2	3.3
Pension expense - non-service cost	0.8	—
Amortization of the fair value adjustment to acquisition date inventory	—	1.7
Foreign exchange losses related to the divestiture of a discontinued operation[1]	0.4	0.5
Long-term promissory note reserve[2]	—	4.5
Adjusted EBITDA	$67.8	$58.4

1In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. This intercompany note was settled in March 2025.
2We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.
Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the three months ended March 31, 2025, approximately 47% of the adjusted EBITDA as presented above was attributable to Enpro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

Enpro Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Three Months Ended March 31, 2025
Net cash provided by operating activities	$21.0
Purchases of property, plant, and equipment	(8.0)
Payments for capitalized internal-use software	(1.4)
Free cash flow	$11.6

Free Cash Flow - Three Months Ended March 31, 2024
Net cash provided by operating activities	$6.3
Purchases of property, plant, and equipment	(8.2)
Payments for capitalized internal-use software	(0.1)
Free cash flow	$(2.0)